                                                                   EXHIBIT 10.33

                    AGREEMENT TO AMEND CONSULTING AGREEMENT
                    ---------------------------------------

     This Agreement to amend Consulting Agreement is made as of the 27th day of April 1999 (the "Effective Date"), by and between Maxwell V. Blum (the "Consultant") and Maxwell Shoe Company Inc., a Delaware corporation (the "Company").

     WHEREAS, the Consultant and the Company are currently parties to a certain consulting agreement dated as of April 27, 1998 (the "Consulting Agreement"); and

     WHEREAS, the Board of Directors of the Company (the "Board") deems it to be in the best interests of the Company to amend the Consulting Agreement and has approved on June 24, 1999 certain amendments to the Consulting Agreement; and

     WHEREAS, the Consultant and the Company each wishes to amend the Consulting Agreement to incorporate the amendments approved by the Board; and

     WHEREAS, the Consultant and the Company each agrees that the terms and conditions of the Consulting Agreement shall remain in full force and effect except as such terms and conditions may be amended herein; and

     WHEREAS, the Company desires to continue to engage Consultant as an independent contractor to provide advice in connection with the business of the Company and related strategic planning, customer relations and marketing issues of the Company and the Consultant desires to continue to provide such services on the terms and conditions set forth in the Consulting Agreement and as amended by this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto acknowledge and agree that the Consulting Agreement is amended and modified as follows:

     1. Section 2 of the Consulting Agreement is hereby amended by replacing such Section in its entirety with the following:

     "This Agreement shall commence on the date hereof and shall continue through and including April 26, 2002 ("Term")."

     2. Section 3.2 of the Consulting Agreement is hereby amended by replacing the first sentence of such Section in its entirety with the following:

     "During the Term, the Consultant agrees to perform such services as may be specifically requested by the Chief Executive Officer of the Company for up to 240 hours per year consistent with the knowledge and expertise of the Consultant."

     3. This Agreement (i) shall be binding upon the parties hereto and their respective successors, agents, representatives, assigns, officers, directors and employees; (ii) may not be amended or modified except in writing; (iii) represents the entire understanding between the parties with respect to the subject matter hereof; and (iv) may be executed in separate counterparts, each of which shall be deemed an original but all such counterparts shall together constitute one and the same instrument. Except for the foregoing, the provisions of the Consulting Agreement shall govern the subject matter hereof; provided that, in the event of any conflict between the Consulting Agreement and this Agreement, the provisions of this Agreement shall govern.

     IN WITNESS WHEREOF, the Company and Consultant have duly executed this Agreement on June 24, 1999, which shall be effective as of April 27, 1999.


     MAXWELL SHOE COMPANY INC.                 CONSULTANT


     By:_______________________________        ______________________
           Mark J. Cocozza                         Maxwell V. Blum
           Chairman and Chief Executive
           Officer

                                       2